Griffon Corporation Announces Second Quarter Results

NEW YORK, NEW YORK, May 4, 2016 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fiscal second quarter ended March 31, 2016.

Revenue totaled $500.1 million, consistent with the prior year quarter; excluding the impact of foreign currency, revenue increased 2%. Telephonics Corporation ("Telephonics") and Home & Building Products (“HBP”) revenue increased 7% and 6%, respectively, over the prior year quarter, while Clopay Plastic Products Company, Inc. (“PPC”) revenue decreased 17%.

Segment adjusted EBITDA totaled $48.6 million, increasing 9% from the prior year quarter; the impact of foreign currency was not material. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges and acquisition-related expenses.

Net income totaled $6.1 million, or $0.14 per share, compared to $5.1 million, or $0.11 per share, in the prior year quarter. The impact of foreign currency and discrete tax items was not material.

Ronald J. Kramer, Chief Executive Officer, commented, “We reported strong second-quarter earnings per share growth of 29%.  Our Home and Building Products segment increased its EBITDA by 52% demonstrating the success of our strategic initiatives.  We continue to build our businesses for long-term value enhancement through the expansion of our Clopay door facility in Troy, Ohio and the recently announced $50 million investment in Clopay Plastics Sof-flex® breathable film.  We expect to build on our earnings momentum for the rest of Fiscal 2016 and the future.”

Segment Operating Results
Home & Building Products
Revenue totaled $279.2 million, increasing 6% compared to the prior year quarter. Excluding a 2% unfavorable foreign currency impact, revenue increased 8% compared to the prior year quarter. The AMES Companies, Inc. (“AMES”) revenue increased 4% due to improved U.S. snow tool, garden tool and pot and planter sales; foreign currency was 3% unfavorable. Clopay Building Products Company, Inc. ("CBP") revenue increased 8%, due to increased volume and favorable product mix; foreign currency did not have a material impact on CBP revenue.

Segment adjusted EBITDA was $26.3 million, increasing 52% compared to the prior year quarter, driven by increased sales, operational efficiency improvements and cost control measures at AMES, and increased volume, favorable product mix and decreased material costs at CBP; foreign currency was 3% unfavorable.

Telephonics
Revenue totaled $105.9 million, increasing 7% from the prior year quarter, due to mobile ground surveillance systems, secured digital intercommunication systems and contract manufacturing of dismounted Electronic Countermeasure systems, partially offset by decreased revenue from certain maritime surveillance radar systems.

Segment adjusted EBITDA was $10.4 million, decreasing 10% from the prior year quarter and margin decreased 190 basis points, driven by the timing of work performed on maritime surveillance radar systems, partially offset by the timing of research and development expenses.

Contract backlog totaled $446 million at March 31, 2016, compared to $442 million at September 30, 2015, with approximately 76% expected to be fulfilled within the next twelve months.

Plastic Products
Revenue totaled $115.0 million, decreasing 17% compared to the prior year quarter, due to reduced volume of 12% driven by lower North American baby care orders, a $5.5 million or 4% unfavorable foreign currency impact, and a 1% unfavorable impact from the pass through of resin costs in customer selling prices. PPC adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $11.8 million, decreasing 25% from the prior year quarter driven by decreased volume, and the change in the impact of resin pricing pass through of $1.7 million, partially offset by favorable product mix; foreign currency had no material impact on EBITDA for the quarter.

During April 2016, PPC announced a $50 million Sof-flex® breathable film investment which expands breathable film capacity in North America, Europe and Brazil, increases our extrusion and print capacity, and enhances our innovation and technology capabilities. We expect the project to be completed in late calendar 2017.

These investments will allow PPC to maintain and extend its technological advantage and allow us to differentiate ourselves from competitors, while meeting increasing customer demand for lighter, softer, more cost effective and more environmentally friendly products.

In addition, PPC expects to record approximately $5 million in restructuring charges in the third quarter of 2016. The charges are primarily related to headcount reductions at PPC's Dombuhl, Germany facility, other location headcount reductions and for costs related to the shut down of PPC's Turkey facility. The Dombuhl charges are related to an optimization plan that will drive innovation and enhance our industry leading position in printed breathable backsheet. The facility will be transformed into a state of the art hygiene products facility focused on breathable printed film and siliconized products. In conjunction with this effort, our customer base will be streamlined, and we will dispose of old assets and reduce overhead costs, allowing for gains in efficiencies.

Taxes
In both the quarter and six months ended March 31, 2016 and 2015, the Company reported pretax income, and recognized tax provisions of 38.0% and 36.6% for the quarter and six months ended March 31, 2016, respectively, compared to 37.5% and 37.7%, respectively, in the comparable prior year periods. Excluding discrete items, the effective tax rates for the six months ended March 31, 2016 and 2015 were 38.2% and 35.2%, respectively. The current and prior year quarters included certain de minimis discrete tax items.

Balance Sheet and Capital Expenditures
At March 31, 2016, the Company had cash and equivalents of $54.3 million, total debt outstanding of $941.8 million, net of discounts and issuance costs, and $212 million available for borrowing, subject to certain loan covenants, under its revolving credit facility. Capital expenditures were $20.9 million in the current quarter.

On March 22, 2016, the Company amended it revolving credit agreement to increase the maximum borrowing availability from $250 million to $350 million, extend its maturity date from March 2020 to March 2021, and modify certain other provisions of the facility.

Share Repurchases
In each of March and July 2015, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During the quarter ended March 31, 2016, Griffon purchased 1,516,919 shares of common stock under the programs, for a total of $22.7 million or $14.97 per share. At March 31, 2016, $28.0 million remained under existing Board authorizations.

From August 2011 to March 31, 2016, Griffon repurchased 18,700,559 shares of its common stock for a total of $233.1 million or $12.46 per share.

Conference Call Information
The Company will hold a conference call today, May 4, 2016, at 4:30 PM ET.

The call can be accessed by dialing 1-888-505-4328 (U.S. participants) or 1-719-325-2278 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 5838439.

A replay of the call will be available starting on May 4, 2016 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 5838439. The replay will be available through May 18, 2016.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Griffon's ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of continuing budgetary cuts resulting from sequestration and other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•	Home & Building Products consists of two companies, AMES and CBP:

•	AMES is a global provider of non-powered landscaping products for homeowners and professionals.

•	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional dealers and major home center retail chains.

•	Telephonics designs, develops and manufactures high-technology integrated information, communication and sensor system solutions for military and commercial markets worldwide.

•	PPC is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), as applicable ("Segment adjusted EBITDA"). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
REVENUE	2016	2015	2016	2015
Home & Building Products:
AMES	$165,847	$159,092	$284,137	$292,202
CBP	113,387	104,513	256,295	243,113
Home & Building Products	279,234	263,605	540,432	535,315
Telephonics	105,874	98,687	214,911	189,345
PPC	114,999	137,728	238,913	277,520
Total consolidated net sales	$500,107	$500,020	$994,256	$1,002,180

Segment adjusted EBITDA:
Home & Building Products	$26,338	$17,330	$56,167	$41,800
Telephonics	10,444	11,616	20,788	21,648
PPC	11,781	15,764	23,566	30,315
Total Segment adjusted EBITDA	48,563	44,710	100,521	93,763
Net interest expense	(12,348)	(11,857)	(24,360)	(23,494)
Segment depreciation and amortization	(16,998)	(17,078)	(33,967)	(34,225)
Unallocated amounts	(9,379)	(7,580)	(19,007)	(15,844)
Income before taxes	$9,838	$8,195	$23,187	$20,200

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Home & Building Products
Segment operating profit	$17,810	$8,651	$38,969	$25,020
Depreciation and amortization	8,528	8,679	17,198	16,780
Segment adjusted EBITDA	26,338	17,330	56,167	41,800

Telephonics
Segment operating profit	7,875	9,114	15,688	16,631
Depreciation and amortization	2,569	2,502	5,100	5,017
Segment adjusted EBITDA	10,444	11,616	20,788	21,648

Clopay Plastic Products
Segment operating profit	5,880	9,867	11,897	17,887
Depreciation and amortization	5,901	5,897	11,669	12,428
Segment adjusted EBITDA	11,781	15,764	23,566	30,315

All segments:
Income from operations - as reported	22,571	20,809	47,377	44,902
Unallocated amounts	9,379	7,580	19,007	15,844
Other, net	(385)	(757)	170	(1,208)
Segment operating profit	31,565	27,632	66,554	59,538
Depreciation and amortization	16,998	17,078	33,967	34,225
Segment adjusted EBITDA	$48,563	$44,710	$100,521	$93,763

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Revenue	$500,107	$500,020	$994,256	$1,002,180
Cost of goods and services	385,950	385,645	763,994	769,816
Gross profit	114,157	114,375	230,262	232,364
Selling, general and administrative expenses	91,586	93,566	182,885	187,462
Income from operations	22,571	20,809	47,377	44,902
Other income (expense)
Interest expense	(12,392)	(12,012)	(24,415)	(23,766)
Interest income	44	155	55	272
Other, net	(385)	(757)	170	(1,208)
Total other expense, net	(12,733)	(12,614)	(24,190)	(24,702)
Income before taxes	9,838	8,195	23,187	20,200
Provision for income taxes	3,743	3,073	8,496	7,607
Net income	$6,095	$5,122	$14,691	$12,593
Basic income per common share	$0.15	$0.11	$0.35	$0.27
Weighted-average shares outstanding	41,426	45,349	41,697	45,829
Diluted income per common share	$0.14	$0.11	$0.33	$0.26
Weighted-average shares outstanding	43,891	47,669	44,727	47,682
Net income	$6,095	$5,122	$14,691	$12,593
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	13,683	(30,384)	10,334	(45,884)
Pension and other post retirement plans	386	353	772	706
Change in cash flow hedges	(1,649)	(80)	(2,664)	(154)
Change in available-for-sale securities	—	92	—	(870)
Total other comprehensive income (loss), net of taxes	12,420	(30,019)	8,442	(46,202)
Comprehensive income (loss), net	$18,515	$(24,897)	$23,133	$(33,609)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) At March 31, 2016	At September 30, 2015
CURRENT ASSETS
Cash and equivalents	$54,282	$52,001
Accounts receivable, net of allowances of $6,311 and $5,342	261,161	218,755
Contract costs and recognized income not yet billed, net of progress payments of $15,273 and $16,467	108,480	103,895
Inventories, net	311,567	325,809
Prepaid and other current assets	53,022	55,086
Assets of discontinued operations	1,325	1,316
Total Current Assets	789,837	756,862
PROPERTY, PLANT AND EQUIPMENT, net	386,109	379,972
GOODWILL	360,094	356,241
INTANGIBLE ASSETS, net	214,733	213,837
OTHER ASSETS	25,482	22,346
ASSETS OF DISCONTINUED OPERATIONS	2,259	2,175
Total Assets	$1,778,514	$1,731,433

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$19,217	$16,593
Accounts payable	161,737	199,811
Accrued liabilities	98,889	104,997
Liabilities of discontinued operations	1,924	2,229
Total Current Liabilities	281,767	323,630
LONG-TERM DEBT, net	922,563	826,976
OTHER LIABILITIES	145,583	146,923
LIABILITIES OF DISCONTINUED OPERATIONS	3,220	3,379
Total Liabilities	1,353,133	1,300,908
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	425,381	430,525
Total Liabilities and Shareholders’ Equity	$1,778,514	$1,731,433

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,691	$12,593
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	34,202	34,453
Stock-based compensation	5,555	5,372
Provision for losses on accounts receivable	(13)	242
Amortization of debt discounts and issuance costs	3,384	3,265
Deferred income taxes	1,537	1,282
Gain on sale of assets and investments	(255)	(315)
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable and contract costs and recognized income not yet billed	(43,751)	(23,424)
Decrease (increase) in inventories	17,617	(39,252)
Decrease in prepaid and other assets	2,220	754
Decrease in accounts payable, accrued liabilities and income taxes payable	(42,632)	(40,244)
Other changes, net	2,037	2,223
Net cash used in operating activities	(5,408)	(43,051)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(45,952)	(39,713)
Acquired businesses, net of cash acquired	(4,470)	—
Proceeds from sale of assets	868	177
Investment sales	715	8,891
Net cash used in investing activities	(48,839)	(30,645)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	—	285
Dividends paid	(4,508)	(3,911)
Purchase of shares for treasury	(33,640)	(37,577)
Proceeds from long-term debt	139,604	99,556
Payments of long-term debt	(46,323)	(29,425)
Change in short-term borrowings	(191)	(572)
Financing costs	(1,120)	(590)
Tax benefit from exercise/vesting of equity awards, net	2,291	345
Other, net	208	95
Net cash provided by financing activities	56,321	28,206
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(578)	(545)
Net cash used in discontinued operations	(578)	(545)
Effect of exchange rate changes on cash and equivalents	785	(3,768)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	2,281	(49,803)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	52,001	92,405
CASH AND EQUIVALENTS AT END OF PERIOD	$54,282	$42,602

Griffon evaluates performance based on Earnings per share and Net income excluding discrete tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Net income to adjusted net income and earnings per share to Adjusted earnings per share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2016	2015	2016	2015
Net income	$6,095	$5,122	$14,691	$12,593

Adjusting items, net of tax:
Discrete tax provisions (benefits)	43	145	(356)	494

Adjusted net income	$6,138	$5,267	$14,335	$13,087

Diluted income per common share	$0.14	$0.11	$0.33	$0.26

Adjusting items, net of tax:
Discrete tax provisions (benefits)	—	—	(0.01)	0.01

Adjusted earnings per common share	$0.14	$0.11	$0.32	$0.27

Weighted-average shares outstanding (in thousands)	43,891	47,669	44,727	47,682

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.